EXHIBIT 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FISCAL 2009 RESULTS

SAN JOSE, CA, APRIL 22, 2009 -- Xilinx, Inc. (Nasdaq: XLNX) today announced fiscal 2009 sales of $1.83 billion, down 1% compared with $1.84 billion in fiscal 2008. Net income increased 0.4% to $375.6 million, or $1.36 per diluted share, in fiscal 2009 versus net income of $374.0 million, or $1.25 per diluted share, in the prior fiscal year.

Fourth quarter sales were $395.0 million, down 14% sequentially and down 17% from the fourth quarter of the prior fiscal year. Fourth quarter net income was $70.5 million, or $0.26 per diluted share, including a $20.9 million pre-tax gain on the early extinguishment of convertible debentures and a $1.0 million pre-tax impairment charge on investments. Collectively, these income and expense items represented approximately $0.06 per diluted share after tax.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.14 per outstanding share of common stock, payable on June 3, 2009 to all stockholders of record at the close of business on May 13, 2009.

Additional fourth quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q4 FY 2009	Q3 FY 2009	Q4 FY 2008	Q-T-Q	Y-T-Y
Net revenues	$395.0	$458.4	$475.8	-14%	-17%
Operating income	$78.3	$119.6	$117.0	-35%	-33%
Net income	$70.5	$139.4	$96.5	-49%	-27%
Diluted earnings per share	$0.26	$0.51	$0.34	-49%	-24%

March quarter sales declined 14% sequentially with sales from all geographies and end markets declining as expected. Xilinx operating expenses declined 4% sequentially, which was more than expected as a result of continued expense controls.

“Current economic conditions remain challenging for the semiconductor industry and Xilinx is no exception.” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “However, strong 65-nm design win activity coupled with increased participation in end markets such as next generation wireless communications and defense have enabled Xilinx to outperform the semiconductor industry throughout the recent economic downturn.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2009	FY 2009	FY 2008	Q-T-Q	Y-T-Y
North America	35%	34%	38%	-11%	-23%
Asia Pacific	35%	33%	28%	-11%	1%
Europe	22%	22%	23%	-12%	-21%
Japan	8%	11%	11%	-34%	-35%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2009	FY 2009	FY 2008	Q-T-Q	Y-T-Y
Communications	47%	44%	42%	-7%	-6%
Industrial & Other	32%	33%	33%	-18%	-20%
Consumer & Automotive	14%	16%	17%	-27%	-33%
Data Processing	7%	7%	8%	-5%	-29%

Net Revenues by Product*:

	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2009	FY 2009	FY 2008	Q-T-Q	Y-T-Y
New	52%	48%	38%	-6%	14%
Mainstream	33%	36%	42%	-22%	-35%
Base	10%	11%	14%	-20%	-43%
Support	5%	5%	6%	-10%	-27%

*Products are classified as follows:

New Products: Virtex®-5, Virtex-4, Spartan®-3, and CoolRunner™-II products
Mainstream Products: Virtex-II, Spartan-II, CoolRunner and Virtex-E products
Base Products: Virtex, Spartan, XC4000 and XC9500 products
Support Products: Configuration solutions, HardWire, Software & Support/Services

Highlights – Fiscal 2009

➢	During the March quarter, Xilinx began shipments of its industry-leading, next generation Virtex-6 and Spartan-6 FPGA families of products. Both product families offer significant competitive advantages in areas such as performance, power, capacity, DSP bandwidth, memory and I/O performance. Currently, over 700 customers representing approximately 1,000 projects are engaged with the Virtex-6 and Spartan-6 FPGA Early Access program. Xilinx remains the only PLD company currently shipping a 45-nm, high-volume FPGA product.

➢	Sales from the Virtex-5 family increased throughout fiscal 2009 in spite of the economic downturn. Exiting fiscal 2009, Virtex-5 sales represented 17% of total sales in the fourth quarter, up from 7% in the same quarter of the prior fiscal year. Virtex-5 FPGAs are finding traction in a variety of applications including next generation wireless base stations, cable infrastructure to support “on demand” usage, communications test equipment, and even electronic gaming equipment.

➢

Xilinx continues to have one of the most stable and resilient business models in the technology industry in terms of cash flow generation and commitment to shareholder return. In fiscal 2009, Xilinx generated $442.5 million in operating cash flow, paid $193.2 million in cash to repurchase $310.4 million (principal amount) of our convertible debentures, paid $154.5 million in cash dividends and repurchased $275.0 million of common stock. Xilinx currently has among the highest dividend yields in the technology industry.

Key Statistics:
(Dollars in millions)

	Q4	Q3	Q4
	FY 2009	FY 2009	FY 2008
Annual Return on Equity (%)*	22	24	22
Operating Cash Flow	$61	$128	$102
Depreciation Expense	$13	$13	$14
Capital Expenditures	$6	$11	$6
Combined Inventory Days	90	99	92
Revenue Turns (%)	66	54	60

     *Return on equity calculation: Annualized net income/average stockholders’ equity

Business Outlook – June Quarter Fiscal 2010

➢	Sales are expected to be up 4% to down 4% sequentially.

➢	Gross margin is expected to be in the range of 61% to 63%.

➢	Operating expenses are expected to be approximately $173 million to $175 million including $11 million to $13 million in charges relating to restructuring activity announced on April 15, 2009.

➢	Interest and other is expected to be a net expense of approximately $3 million.

➢	Fully diluted share count is expected to be approximately flat with the prior quarter.

➢	June quarter tax rate is expected to be approximately 21%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the company’s web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (800) 642-1687 and referencing confirmation code 92495581. The telephonic replay will be available for two weeks following the live call. The Company does not plan to provide a scheduled business update during the June quarter.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of the Company to generate cost and operating expense savings in an efficient and timely fashion, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com. Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Mar. 28, 2009	Mar. 29, 2008	Dec. 27, 2008	Mar. 28, 2009	Mar. 29, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Net revenues	$395,014	$475,760	$458,387	$1,825,184	$1,841,372
Cost of revenues	149,907	173,974	165,331	669,151	686,988
Gross margin	245,107	301,786	293,056	1,156,033	1,154,384
Operating expenses:
Research and development	88,190	90,888	86,967	355,392	358,063
Selling, general and administrative	77,652	92,469	85,032	343,768	365,325
Amortization of acquisition-related intangibles	1,006	1,426	1,475	5,332	6,802
Restructuring charges	-	-	-	22,023	-
Total operating expenses	166,848	184,783	173,474	726,515	730,190

Operating income	78,259	117,003	119,582	429,518	424,194
Gain on early extinguishment of convertible debentures	20,934	-	89,672	110,606	-
Impairment loss on investments	(967)	(2,850)	(19,540)	(54,129)	(2,850)
Interest and other income (expense), net	(1,431)	5,328	(575)	12,189	52,750
Income before income taxes	96,795	119,481	189,139	498,184	474,094
Provision for income taxes	26,283	23,002	49,765	122,544	100,047
Net income	$70,512	$96,479	$139,374	$375,640	$374,047

Net income per common share:
Basic	$0.26	$0.34	$0.51	$1.36	$1.27
Diluted	$0.26	$0.34	$0.51	$1.36	$1.25
Cash dividends declared per common share	$0.14	$0.12	$0.14	$0.56	$0.48
Shares used in per share calculations:
Basic	274,689	284,523	273,997	276,113	295,050
Diluted	274,881	286,321	274,223	276,854	298,636

     (1) Derived from audited financial statements

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 28, 2009	March 29, 2008
	(Unaudited)	(1)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,324,933	$1,296,435
Accounts receivable, net	216,390	249,147
Inventories	119,832	130,250
Deferred tax assets and other current assets	91,313	144,364
Total current assets	1,752,468	1,820,196
Net property, plant and equipment	387,907	404,430
Long-term investments	347,787	564,269
Other assets	337,353	348,212
Total Assets	$2,825,515	$3,137,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$170,702	$228,988
Deferred income on shipments to distributors	62,364	111,678
Total current liabilities	233,066	340,666
Convertible debentures	690,125	999,851
Deferred tax liabilities	82,648	84,486
Other long-term liabilities	81,776	40,281
Stockholders’ equity	1,737,900	1,671,823
Total Liabilities and Stockholders’ Equity	$2,825,515	$3,137,107

     (1) Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)

	Three Months Ended			Year Ended
	Mar. 28, 2009	Mar. 29, 2008	Dec. 27, 2008	Mar. 28, 2009	Mar. 29, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)
SELECTED CASH FLOW INFORMATION:
Depreciation	$13,465	$13,876	$13,438	$55,632	$54,199
Amortization	3,312	4,219	4,120	15,885	17,756
Stock-based compensation	13,321	17,697	13,041	54,509	66,427
Net cash provided by operating activities	60,854	101,866	128,479	442,530	581,000
Purchases of property, plant and equipment	(6,398)	(6,238)	(11,061)	(39,109)	(45,593)
Payment of dividends to stockholders	(38,552)	(34,093)	(38,357)	(154,534)	(139,974)
Repurchases of common stock	-	(200,000)	-	(275,000)	(550,000)
Repurchases of convertible debentures	(46,858)	-	(146,324)	(193,182)	-
Proceeds from issuance of common stock
to employees and excess tax benefit	20,259	57,677	2,992	104,638	148,071

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,375	$1,820	$1,337	$5,791	$7,605
Research and development	6,373	8,908	6,055	25,075	31,433
Selling, general and administrative	5,573	6,969	5,649	23,079	27,389
Restructuring charges	-	-	-	564	-

     (1) Derived from audited financial statements